UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 19, 2006

Tyson Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State of incorporation or organization)

001-14704

(Commission File Number)

71-0225165

(IRS Employer Identification No.)

2210 West Oaklawn Drive, Springdale, AR 72762-6999

(479) 290-4000

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Not applicable

(Former name, former address and former fiscal year, if applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 –	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 19, 2006, Tyson Foods, Inc. (the “Company”) entered into a Second Amended and Restated Employment Agreement (the “Agreement”) with Mr. Richard L. Bond relating to his service as President and Chief Executive Officer of the Company. The Agreement amended and restated Mr. Bond’s previous employment agreement, which was originally dated September 28, 2001 and was amended and restated on July 29, 2003.

The term of Mr. Bond’s employment under the Agreement will terminate on December 31, 2009, unless terminated prior to such date. The Agreement provides for an annual base salary of not less than $1,220,000, which will be reviewed each year by the Compensation Committee of the Company’s Board of Directors for potential increase. Mr. Bond will also be eligible to receive annual bonuses pursuant to a bonus plan that will be mutually agreed to by Mr. Bond and the Company for each fiscal year during the term of Mr. Bond’s employment.

Under the Agreement, Mr. Bond received a restricted stock grant of 375,000 shares of Company Class A Common Stock, which is scheduled to vest on October 4, 2010. The Agreement also provides that Mr. Bond is entitled to receive, on such day of each of the Company’s 2008 and 2009 fiscal years that option grants are awarded generally to other employees of the Company, a grant of 500,000 options to purchase shares of the Company’s Class A Common Stock. These restricted stock and stock option awards are in addition to any other restricted stock, phantom stock and stock options received by Mr. Bond prior to December 19, 2006.

The Agreement provides that, during the term of his employment, the Company will be obligated to provide Mr. Bond with certain perquisites, including, without limitation, the following:

•	reimbursement for annual country club dues;
•	use of, and the payment of all reasonable expenses for, an automobile;
•	life insurance with no less than $5,000,000 in coverage;
•	reasonable personal use of the Company-owned aircraft; and
•	reasonable personal use of the Company-owned entertainment assets.

The Company is also obligated to reimburse and gross-up Mr. Bond for any and all income tax liability incurred by Mr. Bond in connection with the forgoing perquisites. In addition, Mr. Bond may also participate in any compensation plan or program maintained by the Company - other than plans or programs related to Company options, restricted stock and performance shares.

Under the Agreement, if Mr. Bond’s employment is terminated by the Company without “Cause” (as defined in the Agreement) or by Mr. Bond for “Good Reason” (as defined in the Agreement), he will receive, among other things, the following items and payments:

•

a single payment in an amount equal to the sum of (x) three (3) times Mr. Bond’s base salary for the fiscal year immediately preceding the year in which such termination occurs plus (y) three (3) times Mr. Bond’s bonus for the fiscal year immediately preceding the year in which such termination occurs;

•	a cash lump sum payment in respect of accrued but unused vacation days and base salary earned but not paid; and
•	any then unvested restricted stock, performance shares and/or time-vesting stock option awards previously granted to Mr. Bond will become immediately vested.

If Mr. Bond’s employment is terminated for death or disability the Agreement provides that any then unvested restricted stock, performance shares and/or time-vesting stock option awards previously granted to Mr. Bond will become immediately vested and the Senior Executive Employment Agreement and the benefits thereunder (described below) will become effective.

Under the terms of the Agreement, Mr. Bond will retire on December 31, 2009 unless the Company and Mr. Bond mutually agree otherwise. Upon such retirement, Mr. Bond will provide advisory services to the Company under the terms and conditions contained in a Senior Executive Employment Agreement. The Senior Executive Employment Agreement provides for a term of 10 years, the first five years of which Mr. Bond will receive an annual payment equal to 60% of his annual salary at time of his retirement and the last five years of which Mr. Bond will receive an annual payment equal to 30% of his annual salary at the time of his retirement. During the term of the Senior Executive Employment Agreement, (i) Mr. Bond and his spouse will receive health insurance available to Mr. Bond at the time of his retirement, (ii) all options held by Mr. Bond at the time of his retirement will continue in effect until exercise or termination, and (iii) Mr. Bond will be entitled to perquisites similar to those under the Agreement (except that Company aircraft use will only be available during the first 5 years). In the event of Mr. Bond’s death following retirement, the Senior Executive Employment Agreement provides that the Company will give Mr. Bond’s beneficiary a 60 day notice and will terminate all of Mr. Bond’s options (vested and unvested) in exchange for a cash payment equal to the spread between the strike price and market price at the close of business on next business day succeeding Mr. Bond’s death.

The Agreement also provides that upon the occurrence of a “Change in Control” (as defined in the Agreement) any unvested restricted stock, stock options and performance stock will vest sixty (60) days after the Change in Control event occurs. If Mr. Bond is terminated other than for egregious circumstances during such sixty (60) day period, all of the unvested restricted stock, stock options and performance stock will vest on the date of termination.

The foregoing description is qualified in its entirety by reference to the provisions of the Agreement, which is attached as an exhibit to this Form 8-K.

ITEM 9.01 –	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

10.1	Second Amended and Restated Employment Agreement, dated December 19, 2006, between Tyson Foods, Inc. and Mr. Richard L. Bond

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tyson Foods, Inc.
Date: December 22, 2006	By:	/s/ R. Read Hudson
	Name:	R. Read Hudson
	Title:	Vice President, Associate General Counsel and Secretary

Tyson Foods, Inc.

Current Report On Form 8-K

Dated December 22, 2006

EXHIBIT INDEX

Exhibit Number	Description
10.1	Second Amended and Restated Employment Agreement, dated December 19, 2006, between Tyson Foods, Inc. and Mr. Richard L. Bond